EXHIBIT 99.1

Tuesday, July 24, 2018

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Record Second Quarter Net Income

West Point, Va., July 24, 2018—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record net income of $5.1 million for the second quarter of 2018, or $1.45 per common share assuming dilution, compared with $4.1 million, or $1.19 per common share assuming dilution, for the second quarter of 2017. The Corporation reported net income of $9.0 million for the first six months of 2018, or $2.56 per common shares assuming dilution, compared with $6.9 million, or $1.97 per common share assuming dilution, for the first six months of 2017.

The Corporation’s annualized returns on average common equity (ROE) and on average assets (ROA) for the second quarter of 2018 were 14.16 percent and 1.34 percent, respectively, compared to 11.63 percent and 1.14 percent, respectively, for the second quarter of 2017.  For the first six months of 2018, on an annualized basis, the Corporation’s ROE and ROA were 12.62 percent and 1.19 percent, respectively, compared to 9.76 percent and 0.95 percent, respectively, for the first six months of 2017.  The increases in ROE and ROA for the second quarter and first six months of 2018, compared to the same periods in 2017, resulted from higher earnings.

“Net income for the second quarter of 2018 increased 22% over the second quarter of 2017 resulting in the highest quarterly net income in our Corporation’s history,” said Tom Cherry, President of C&F Financial Corporation. “The lower federal corporate income tax rate, lower net charge-offs at the consumer finance segment and loan growth at the retail banking segment contributed to a record second quarter of 2018, as each of our major business segments produced higher quarterly net income than in the second quarter of 2017.  Net income for the first six months of 2018 increased 30% over the first six months of 2017.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $2.4 million for the second quarter of 2018, compared to net income of $2.1 million for the second quarter of 2017. For the first six months of 2018, C&F Bank reported net income of $4.8 million, compared to $3.9 million for the first six months of 2017.

In addition to the favorable effect of the lower federal income tax rate, positive factors influencing net income of C&F Bank for the second quarter and first half of 2018 included: (1) the effect of loan growth on interest income, as average loans increased $36.3 million or 5.2 percent during the second quarter of 2018 and $37.2 million or 5.4 percent during the first half of 2018, compared to the same periods in 2017 and (2)  a decline in the provision for loan losses primarily attributable to the stabilization of certain commercial credits in 2018 that were concerns in 2017. Partially offsetting these factors were: (1) higher operating expenses associated with C&F Bank continuing to (a) strengthen its technology infrastructure, (b) expand its product offerings, (c) promote brand awareness, (d) expand its market presence in Charlottesville, Virginia and (e) enhance compliance processes and (2) margin compression resulting from an increase in excess cash balances, a decline in yield on securities resulting from a higher mix of lower-yielding taxable securities in 2018 and an increase in interest-bearing deposits as interest rates continue to rise.

C&F Bank’s total nonperforming assets were $3.0 million at June  30, 2018, compared to $5.4 million at December 31, 2017. Nonperforming assets at June  30, 2018 consisted primarily of $2.8 million in nonaccrual loans, compared to $5.3 million at December 31, 2017.  The decline in nonaccrual loans since December 31, 2017 resulted primarily from a partial repayment of one commercial relationship.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $779,000 for the second quarter of 2018, compared to net income of $607,000 for the second quarter of 2017. For the first six months of 2018, C&F Mortgage Corporation reported net income of $1.2 million, compared to net income of $904,000 for the first six months of 2017.

In addition to the favorable effect of the lower federal income tax rate, the increase in net income of the mortgage banking segment for the second quarter and first half of 2018 was due primarily to a decrease in operating expenses, compared to the same periods in 2017, resulting from operational efficiencies and management of personnel costs.  Partially offsetting the decrease in operating expenses in the second quarter of 2018 was a  2.4 percent decrease in loan production, compared to the second quarter of 2017, which resulted in a decrease in gains on sales of loans.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $2.2 million for the second quarter of 2018, compared to net income of $1.6 million for the second quarter of 2017. For the first six months of 2018, C&F Finance Company reported net income of $3.7 million, compared to net income of $2.6 million for the first six months of 2017.

In addition to the favorable effect of the lower federal income tax rate, positive factors influencing net income of C&F Finance Company for the second quarter and first half of 2018 included (1) a decline in the provision for loan losses of $1.0 million and $2.0 million for the second quarter and first half of 2018, respectively, compared to the same periods in 2017, as a result of lower charge-offs and improving credit quality of the portfolio, as discussed below and (2) lower personnel and operating expenses resulting from underwriting efficiencies and the purchase of loan contracts with higher credit metrics. Partially offsetting these factors were (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics, as well as relatively lower yields on boat and recreational vehicle (RV) loans, as discussed below, and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2017.

The annualized net charge-off ratio for the first six months of 2018 decreased to 3.85 percent from 5.34 percent for the first six months of 2017. The decline reflects a lower number of charge-offs during the first half of 2018. At June 30, 2018, total delinquent loans as a percentage of total loans was 4.18 percent, compared to 5.17 percent at December 31, 2017 and 4.40 percent at June  30, 2017. At June  30, 2018, repossessed vehicles available for sale totaled $247,000, compared to $250,000 at December 31, 2017 and $351,000 at June  30, 2017. The allowance for loan losses was $24.0 million, or 8.11 percent of total loans at June  30, 2018, compared to $24.4 million, or 8.34 percent of total loans at December 31, 2017. The consumer finance segment’s expansion into prime loans for boats and RVs during 2018 had the effect of lowering the allowance for loan losses as a percentage of total loans at June 30, 2018 by 16 basis points.  If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, or if the consumer finance segment’s loan portfolio should grow, the segment may need to increase the level of its allowance for loan losses,  which would negatively affect future earnings.

During the first quarter of 2018, C&F Finance Company began the expansion of its indirect lending programs to include boats and RVs. These contracts are for prime loans made to individuals with very high credit quality and are priced at rates lower than its non-prime automobile portfolio. While these loans may contribute to net interest margin compression, management expects they will require both a lower provision for loan losses and allowance for loan losses than the consumer finance segment’s non-prime automobile loans.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $309,000 and $662,000 for the second quarter and first half of 2018, compared to a net loss of $203,000 and $533,000 for the second quarter and first half of 2017.  The higher net loss during 2018, compared to 2017, included higher operating expenses at the holding company and a lower federal income tax benefit, which were offset in part by higher earnings at the Corporation’s wealth management subsidiary.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 34 cents per share during the second quarter of 2018, which was paid on July 1, 2018, and cash dividends of $1.35 per share during the four quarters ended June 30, 2018.  The second quarter dividend equated to a payout ratio of 23.4 percent of second quarter earnings per share. Dividends declared for the four quarters ended June 30, 2018 equated to 54.5 percent of net income during the same period, which included a  $6.6 million reduction in net income due to the remeasurement of deferred income taxes during the fourth quarter of 2017.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $64.85 per share on July 23, 2018.  At June  30, 2018, the book value of the Corporation was $41.81 per common share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, boat and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, strategic business initiatives, including the expansion of the indirect lending program to include boats and RVs, margin compression, development of our digital platform, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) the effect of the Tax Cuts and Jobs Act (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) cyber threats, attacks or events, (22) expansion of the Bank’s product offerings and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	6/30/2018	12/31/2017	6/30/2017
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$124,285	$105,353	$106,337
Investment securities - available for sale, at fair value	221,869	218,976	213,036
Loans held for sale, at fair value	55,054	55,384	47,326
Loans, net:
Retail Banking segment	721,898	721,726	687,611
Mortgage Banking segment	2,696	2,685	2,941
Consumer Finance segment	271,818	267,651	266,520
Restricted stock, at cost	3,353	3,298	3,298
Total assets	1,535,643	1,509,056	1,464,079
Deposits	1,193,431	1,171,429	1,128,199
Repurchase agreements	18,829	20,621	18,243
Borrowings	147,257	147,239	147,221
Shareholders' equity	146,453	141,702	144,905

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2018	6/30/2017	6/30/2018	6/30/2017
	(unaudited)		(unaudited)
Interest income	$22,651	$22,423	$45,395	$44,444
Interest expense	2,664	2,345	5,240	4,615
Provision for loan losses:
Retail Banking segment	-	100	-	200
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	2,000	3,000	5,300	7,300
Noninterest income:
Gains on sales of loans	2,408	2,619	4,647	4,562
Other	4,833	4,793	9,040	9,119
Noninterest expenses:
Salaries and employee benefits	11,073	11,184	21,806	21,976
Other	7,688	7,219	15,494	14,395
Income tax expense	1,397	1,848	2,280	2,769
Net income	5,070	4,139	8,962	6,870
Earnings per common share - assuming dilution	1.45	1.19	2.56	1.97
Earnings per common share - basic	1.45	1.19	2.56	1.97

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,632	20,711	41,456	41,093
Interest income on securities-FTE	1,656	1,869	3,310	3,757
Total interest income-FTE	22,841	22,858	45,783	45,337
Net interest income-FTE	20,177	20,513	40,543	40,722

________________________

*For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/2018	6/30/2017	6/30/2018	6/30/2017
	(unaudited)		(unaudited)
Net Income (Loss)
Retail Banking	$2,444	$2,099	$4,756	$3,921
Mortgage Banking	779	607	1,214	904
Consumer Finance	2,156	1,636	3,654	2,578
Other	(309)	(203)	(662)	(533)
Mortgage loan originations - Mortgage Banking	203,739	208,811	347,642	349,908
Mortgage loans sold - Mortgage Banking	188,339	202,762	347,972	354,609

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/2018	6/30/2017	6/30/2018	6/30/2017
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$129,698	$112,177	$128,869	$109,649
Investment securities - available for sale, at amortized cost	221,284	211,326	220,776	209,989
Loans held for sale, at fair value	40,572	39,394	36,431	34,566
Loans:
Retail Banking segment	730,394	694,101	730,693	693,465
Mortgage Banking segment	3,305	3,135	3,372	3,196
Consumer Finance segment	294,034	294,069	293,248	296,675
Restricted stock, at cost	3,353	3,443	3,328	3,425
Total earning assets	1,422,640	1,357,645	1,416,717	1,350,965
Total assets	1,512,903	1,454,372	1,507,739	1,447,774

Time, checking and savings deposits	912,543	888,722	915,910	890,469
Borrowings	167,228	165,285	167,001	165,017
Total interest-bearing liabilities	1,079,771	1,054,007	1,082,911	1,055,486
Demand deposits	263,234	233,663	256,167	227,233
Shareholders' equity	143,175	142,415	142,029	140,720

Asset Quality	6/30/2018	12/31/2017	6/30/2017
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased loans	$689,537	$686,605	$642,545
Purchased performing loans[1]	40,458	42,793	49,485
Purchased credit impaired loans[1]	2,695	3,103	6,742
Total loans	$732,690	$732,501	$698,772

Nonaccrual loans	$2,654	$5,111	$6,535
Purchased performing-nonaccrual loans	140	161	2,035
Total nonaccrual loans[2]	2,794	5,272	8,570
Other real estate owned (OREO)	168	168	284
Total nonperforming assets	$2,962	$5,440	$8,854

Accruing loans past due for 90 days or more[3]	$531	$306	$211

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$6,795	$9,748	$9,163
Purchased performing TDRs	1,131	1,148	2,702
Total TDRs[2]	$7,926	$10,896	$11,865

Allowance for loan losses (ALL)	$10,792	$10,775	$11,161
Nonperforming assets to loans and OREO	0.40%	0.74%	1.27%
ALL to total loans, excluding purchased credit impaired loans	1.48%	1.48%	1.61%
ALL to total nonaccrual loans	386.26%	204.38%	130.23%
Annualized net charge-offs to average loans	-%	0.08%	0.04%

Mortgage Banking
Nonaccrual loans	$39	$39	$40
Total Loans	$3,294	$3,283	$3,539
ALL	$598	$598	$598
Nonperforming loans to total loans	1.18%	1.19%	1.13%
ALL to loans	18.15%	18.22%	16.90%

Consumer Finance
Nonaccrual loans	$560	$764	$497
Repossessed automobiles available for sale	$247	$250	351
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$295,821	$292,004	$291,257
ALL	$24,003	$24,353	$24,737
Nonaccrual loans to total loans	0.19%	0.26%	0.17%
ALL to total loans	8.11%	8.34%	8.49%
Annualized net charge-offs to average total loans	3.85%	5.82%	5.34%

________________________

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.1 million at 6/30/18, $2.3 million at 12/31/17 and $2.6 million at 6/30/17. The remaining discount for the purchased credit impaired loans was $8.8 million at 6/30/18,  $9.8 million at 12/31/17 and $9.9 million at 6/30/17.

[2]	Total nonaccrual loans include nonaccrual TDRs of $1.3 million at 6/30/18, $3.9 million at 12/31/17 and $6.6 million at 6/30/17.
[3]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $167 thousand at 6/30/18, $90 thousand at 12/31/17 and $188 thousand at 6/30/17.

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/2018	6/30/2017	6/30/2018	6/30/2017
	(unaudited)		(unaudited)
Annualized return on average assets	1.34%	1.14%	1.19%	0.95%
Annualized return on average common equity	14.16%	11.63%	12.62%	9.76%
Annualized net interest margin	5.69%	6.06%	5.77%	6.08%
Dividends declared per common share	$0.34	$0.33	$0.68	$0.66
Weighted average common shares outstanding - assuming dilution	3,503,114	3,486,997	3,502,139	3,485,160
Weighted average common shares outstanding - basic	3,503,114	3,486,997	3,502,139	3,485,002
Market value per common share at period end	$62.55	$46.90	$62.55	$46.90
Book value per common share at period end	$41.81	$41.56	$41.81	$41.56
Price to book value ratio at period end	1.50	1.13	1.50	1.13
Annualized price to earnings ratio at period end	10.77	9.85	12.12	11.80

				Minimum Capital
Capital Ratios[1]	6/30/2018	12/31/2017	6/30/2017	Requirements[2]
	(unaudited)	*	(unaudited)
C&F Financial Corporation
Total capital (to risk-weighted assets)	15.0%	14.4%	14.8%	8.0%
Tier 1 capital (to risk-weighted assets)	13.7%	13.2%	13.5%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.6%	11.1%	11.3%	4.5%
Tier 1 capital (to average assets)	10.8%	10.5%	10.7%	4.0%

C&F Bank
Total capital (to risk-weighted assets)	14.9%	14.2%	14.8%	8.0%
Tier 1 capital (to risk-weighted assets)	13.6%	13.0%	13.6%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.6%	13.0%	13.6%	4.5%
Tier 1 capital (to average assets)	10.7%	10.4%	10.8%	4.0%

________________________

* Derived from audited financial statements.

1All ratios at June  30, 2018 are estimates and subject to change pending the Corporation’s filing of its FR Y9-C and C&F Bank’s filing of its Call Report.  All ratios at June  30, 2017 are presented as filed.

2The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The		For The
	Quarter Ended		Six Months Ended
	6/30/2018	6/30/2017	6/30/2018	6/30/2017
	(unaudited)		(unaudited)
Fully Taxable Equivalent Net Interest Income (1)
Interest income on loans	$20,626	$20,697	$41,443	$41,065
FTE adjustment	6	14	13	28
FTE interest income on loans	$20,632	$20,711	$41,456	$41,093

Interest income on securities	$1,472	$1,448	$2,935	$2,892
FTE adjustment	184	421	375	865
FTE interest income on securities	$1,656	$1,869	$3,310	$3,757

Total interest income	$22,651	$22,423	$45,395	$44,444
FTE adjustment	190	435	388	893
FTE interest income	$22,841	$22,858	$45,783	$45,337

Net interest income	$19,987	$20,078	$40,155	$39,829
FTE adjustment	190	435	388	893
FTE net interest income	$20,177	$20,513	$40,543	$40,722

________________________

(1)	Assuming a tax rate of 21% for the quarter and six months ended June 30, 2018 and 34% for the quarter and six months ended June 30, 2017.